Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD SEVEN AND SECOND QUARTER BLENDED SAME-STORE SALES

Company Provides Updated Comments on Second Quarter Cost Trends

CARPINTERIA, Calif. – Aug. 22, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven same-store sales for the four weeks ended Aug. 13, 2007, for Carl’s Jr.® and Hardee’s® as well as second quarter results for the twelve weeks ended on the same date.

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY 2008	FY 2007	FY 2008	FY 2007	FY 2008	FY 2007
Carl’s Jr.	0.0%	+6.3%	+2.0%	+4.8%	+0.8%	+5.2%
Hardee’s	+5.0%	+1.4%	+2.9%	+3.0%	+2.3%	+4.4%
Blended	+2.6%	+3.8%	+2.4%	+3.9%	+1.6%	+4.8%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report positive blended same-store sales of 2.6 percent for period seven and 2.4 percent for the second quarter. In addition, we are very pleased to report the 22nd consecutive period of positive same-store sales for Hardee’s, which ended period seven up an impressive five percent despite the lack of a new lunch/dinner entrée product during the period.

“For period seven, on a two-year cumulative basis, Carl’s Jr. same-store sales have increased 6.3 percent and Hardee’s same-store sales have increased 6.4 percent. For the second quarter, on a two-year cumulative basis, Carl’s Jr. same-store sales have increased 6.8 percent and Hardee’s same store sales have increased 5.9 percent.”

“We believe this sustained positive performance is the result of our consistent focus on innovative premium products, cutting-edge advertising and superior customer service. Going forward, we will maintain our focus on these initiatives, as well as our remodel and dual-branding programs.”

“During period seven, Carl’s Jr. promoted the Teriyaki Burger™. The burger has been so popular with our guests we have added the sandwich to the menu on a full-time basis. This period’s performance was impressive considering that Carl’s Jr. was lapping last year’s very successful reintroduction of the original ‘meat-as-a-condiment’ Pastrami Burger™. Carl’s Jr. also featured the latest flavor of its Hand-Scooped Ice Cream Shakes & Malts™ lineup - Orangesicle™ and, during the breakfast daypart, the Breakfast Club Sandwich™,” said Puzder. “Carl’s Jr. average unit volume for period seven was higher than any comparable period seven ever.”

“For the second quarter, Carl’s Jr. recorded a two percent same-store sales increase.” Revenue for the second quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $138.9 million.

“Hardee’s continued to feature the Patty Melt Thickburger™ and Breakfast Club Sandwich™ during the period. In addition, during the breakfast daypart, Hardee’s introduced Blueberry Biscuits on July 16 and, during the lunch/dinner daypart, debuted its own Orange Cream Hand-Scooped Ice Cream Shakes and Malts on July 17,” Puzder continued. “Hardee’s period seven average unit volume was higher than any comparable period seven since 1994, which is as far back as we can check.”

“Hardee’s same-store sales for the second quarter increased 2.9 percent.” Revenue for the second quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $148.8 million.

For the second quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s	$138.9 million 148.8 million

Total	$287.7 million

Second Quarter Cost Trends Update

“Last period, we provided some general insight with respect to certain of our operating expenses for the second quarter. While we have yet to complete our review of the cost components for the full quarter, we will attempt to update the limited information we provided in our July 24 same-store sales report. Investors should be aware that there may be other material trends which could adversely or positively impact operating expenses or our business in general.”

“We continue to experience higher food costs due to increased prices for beef, pork, oils and cheese at both our brands, particularly Hardee’s. As previously stated, we do not expect our Carl’s Jr. distribution center relocation to have a material impact on our second quarter food and packaging costs. Still, we anticipate food and packaging costs as a percentage of company-operated revenue will exceed our results for the first quarter of fiscal 2008.”

“Excluding potential workers’ compensation reserve adjustments, second quarter labor costs and employee benefits, as a percent of company-operated revenue, are expected to be above our results for the first quarter of fiscal 2008. This increase is essentially due to state law minimum wage increases in many of the states where we operate as well as an increase in the federal minimum wage rate which went into effect last month.”

“Occupancy expense at Carl’s Jr. will continue to be negatively impacted by consumer price index (CPI) and fair market value (FMV) based rent increases, higher depreciation due to our new point of sale (POS) system, and our ongoing remodel activity. We anticipate consolidated occupancy costs as a percent of company-operated revenue for the second quarter will be higher than the results reported in the first quarter of fiscal 2008.”

“As previously stated, we recovered $2 million in previously unrecognized royalties from past due Hardee’s franchisees in the prior year quarter that did not recur to the same extent this quarter. As a result, we expect royalty revenue for the quarter to be below the amount reported in the prior year quarter.”

Same-store sales results for period eight, ending Sept. 10, 2007, will be reported on or about Sept. 19, 2007.

As of the end of its fiscal 2008 first quarter ended May 21, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,022 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,101 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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